UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Lotus Park, The Causeway, Staines-Upon-Thames
Surrey TW18 3AG, United Kingdom
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  +44 017 8463 6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.20 per share	MNK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

2020 Key Employee Incentive Program

On April 24, 2020, the Human Resources and Compensation Committee (the “HRCC”) of the Board of Directors (the “Board”) of Mallinckrodt plc (the “Company” or “Mallinckrodt”), acting with the advice of its external compensation consultant, approved the 2020 Key Employee Incentive Program (“2020 KEIP”). The 2020 KEIP replaces the annual incentive plan and long-term equity incentive plan for the Company’s named executive officers (“NEOs”) for fiscal 2020 that were approved by the HRCC in February 2020. The 2020 KEIP is a cash-only plan, and total target payout amounts for each NEO have been reduced to reflect the shorter-term nature of the new target opportunities. As applicable to the President and Chief Executive Officer only, this reduction is in addition to the 13% reduction below target of his long-term incentive award approved by the HRCC in February 2020.

The 2020 KEIP is being implemented due to the various uncertainties the Company is facing associated with outstanding legal issues related to opioids and Acthar Gel, and prevents the dilution that would result from the issuance of equity given the current share price. The 2020 KEIP has been benchmarked against similar plans implemented at other companies facing such uncertainties, and is generally aligned with the approach taken by companies of comparable size to Mallinckrodt.

Under the 2020 KEIP, each NEO is eligible to earn a cash incentive payment following the completion of each of (x) the first half of fiscal 2020 (50% of award), (y) the third quarter of fiscal 2020 (25% of award) and (z) the fourth quarter of fiscal 2020 (25% of award), based upon the Company’s achievement against the following performance measures: operating cash flow (weighted at 60%), net sales revenue (weighted at 25%) and operational metrics related to successful product launch execution (weighted at 15%). Payouts under the 2020 KEIP may range from 0% to 150% of the updated 2020 KEIP target award payout, which is a reduction from the previously approved range of 0% to 200% approved in February 2020.

Pursuant to the 2020 KEIP, NEOs will be eligible to earn a cash incentive award at target equal to the sum of (x) their previously approved target annual incentive opportunity for fiscal 2020 and (y) 80% of their previously approved target long-term equity incentive opportunity for fiscal 2020 (a 20% reduction to reflect the shorter-term nature of this component of the award).

On April 24, 2020, the HRCC approved revised target award payouts under the 2020 KEIP for the named executive officers except for the Chief Executive Officer of the Company, whose target award payout was approved by the Board on April 28, 2020. The table below shows the revised target award payout amounts for each NEO as compared to their previously approved target award payout amounts:

Name and Title	2020 KEIP Target Award Payout	Previously Approved Combined Annual and Long-Term Incentive Target Award Payout (No Longer Applicable)
Mark Trudeau, President and Chief Executive Officer	$9,312,500	$11,312,500
Mark Casey, EVP and Chief Legal Officer	$2,150,000	$2,590,000
Hugh O’Neill, EVP and Chief Commercial and Operations Officer	$2,403,000	$2,903,000
Bryan Reasons, EVP and Chief Financial Officer	$1,990,000	$2,390,000
Steven Romano, M.D., EVP and Chief Scientific Officer	$2,403,000	$2,903,000

Non-Employee Director Compensation

In addition, the Board, upon the recommendation of the Governance and Compliance Committee and the Human Resources and Compensation Committee, and with the advice of its external compensation consultant, approved a modification of the Company’s compensation structure for its non-employee directors on April 28, 2020. This is also being implemented due to the various uncertainties the Company is facing associated with outstanding legal issues related to opioids and Acthar Gel, and has also been benchmarked against similar changes implemented at other companies facing such uncertainties and is generally aligned with the approach taken by companies of comparable size to Mallinckrodt.

In lieu of an annual equity grant in fiscal 2020, the annual cash retainer of the Company’s non-employee directors will be increased by an amount equal to 80% of the annual equity award value, reflecting a 20% reduction to reflect the shorter-term nature of this component of the compensation. As such, no equity grants will be made to non-employee directors in 2020, and instead results in an increase of cash compensation of $236,000 per year for all non-employee directors, as well as an additional $89,600 for the non-executive chairman. These additional amounts will be paid quarterly in arrears beginning in the second quarter of fiscal 2020, and will be in addition to the annual cash retainer of $100,000 payable to all directors as well as the cash retainers paid for Committee service and chairmanships, all as described in the Company’s annual proxy statement filed with the U.S. Securities and Exchange Commission on April 2, 2020, as supplemented on April 21, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC
(registrant)

Date:	April 30, 2020	By:	/s/ Stephanie D. Miller
Stephanie D. Miller
Vice President, Corporate Secretary & General Counsel, International